CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 (File No. 333-220799) of our report dated February 21, 2017 (except for Note 17, as to which the date is March 16, 2017), which includes an explanatory paragraph as to the Company’s ability to continue as going concern, with respect to our audits of the consolidated financial statements of the Company as of December 31, 2016 and 2015 and for each of the years in the two year period ended December 31, 2016. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Friedman LLP

East Hanover, New Jersey

November 21, 2017